Exhibit 10.18

GlobalNet Venture Partners, L.L.C.

1051 Post Road

Darien, CT 06820

www.globalnetpartners.com

June 19, 2002

Mr. Justin MacIntosh,
Chairman and C.E.O.
CorVu Corporation
3400 West 66th Street
Suite 445
Edina, MN 55435
United States

Letter Agreement

Dear Justin:

I very much enjoyed the opportunity to meet you and your colleagues and to get better acquainted with CorVu.  Both the Board meeting and the shareholders meeting were useful as well in getting a sense of the challenges facing the organization.

Based on that and on subsequent conversations with you and John, I think this represents our agreement to go forward.

1)             Engagement; Due Diligence: GlobalNet will undertake a due diligence review of CorVu (“the Company”) during a four week period commencing with the signing of this letter agreement (“Agreement”). Subject to our due diligence findings, GlobalNet will undertake a 30-month engagement with CorVu, and I would be available as part of the GlobalNet team to take the Board Chairmanship or similar leadership position for the initial 24 months of the engagement.  During that time I would direct and focus the efforts of several other GlobalNet partners to assist me in helping CorVu meet the objectives and carry out the services stated in Paragraph 2).

.

2)             Scope of Services: GlobalNet will use its best efforts to:

a)              Perform a thorough review of the balance sheet, outstanding options and warrants and review all SEC/auditor statements to ensure the CorVu is in compliance and strategically positioned properly from a balance sheet perspective.

b)             Analyze, evaluate and make recommendations regarding the current float of the stock and put forth a strategic implementation plan to bring value back into the stock price (e.g. possibility of reducing founder holdings, reverse splits, new issuances, etc.), review opportunity to privatize and get CorVu off the OTC market.

c)              Identify and meet with brokers, market makers, analysts and institutional entities, and media to effectively communicate the value and vision of CorVu to help increase shareholder value.

d)             Collaborate with you and other senior managers as appropriate to set strategy and vision and provide leadership for CorVu, and assist in putting together an advisory board of financial, technology and other industry professionals to provide insight, advice, and marketing assistance.

e)              Assist in developing customer relationships and in identifying, qualifying, and closing partner relationships and other strategic associations.

f)                Investigate, identify, introduce and help negotiate possible merger and acquisition targets and financing sources.

g)             Help refine and further develop a broader publicity and investor relations communications program to enhance current briefings and to provide institutional, strategic and individual investors, clients and partners with a sustained communications effort.

3)             Remuneration of GlobalNet:

a)              For the services rendered, CorVu shall pay to GlobalNet a one-time engagement fee of fifty thousand dollars ($50,000), payable $25,000 at the signing of this Agreement and $25,000 on the completion of due diligence, whether or not GlobalNet, as a result of its due diligence, decides to go forward. Thereafter, assuming GlobalNet is proceeding with the engagement, the Company agrees to pay GlobalNet at a monthly rate equal to $26,500 per month, payable as follows: $16,500 per month for the initial six months of the engagement commencing on the first day of the month following completion of due diligence, $36,500 per month for the next 6 months, and $26,500 per month for the next 18 months, provided that if this Agreement is terminated by either party, the $10,000 per month that is deferred in the first six months will be paid promptly to the extent it has not been recouped during the six month payments of $36,500.

b)             The Company shall pay to GlobalNet eight percent (8%) in cash and eight percent (8%) in options, for any equity financing and 4% in cash (no options) for any debt financing sourced by GlobalNet, payable as funds are actually received by the Company.

c)              For any customer relationships introduced or developed by GlobalNet resulting in revenue contracts for CorVu, the Company shall pay to GlobalNet eight percent (8%) of the revenue received by CorVu for the first three years from the date of signing the customer contract. For strategic partnerships introduced or developed by GlobalNet, the Company shall pay to GlobalNet eight percent (8%) of the revenue generated by such relationships over the first two years from the date of the inception of the partnership, and four percent (4%)  for the third year, payment to be made as funds are received by the Company.

d)             In the event that during the term of this engagement GlobalNet introduces CorVu to any party which acquires CorVu (i.e., purchases all or substantially all of the assets or outstanding equity) or merges or consolidates with CorVu, then GlobalNet shall be entitled to a transaction fee based on the total consideration exchanged between CorVu and such party , as follows:

5% of the first $5 million,

4% of the next $5 million,

3% of the next $5 million,

2% of the next $5 million,

1% of the balance.

GlobalNet agrees to take its fee in whatever the form of consideration received by CorVu or its shareholders in the transaction; provided that if cash is a sufficient portion of the consideration received by CorVu, GlobalNet may elect to take all of its compensation in cash.

e)              As to subparagraphs (b), (c), and (d) above, CorVu agrees to pay the specified fees (for the time specified as to (b) and (c)), if within twelve months after termination of this Agreement CorVu enters into a transaction substantially similar to a transaction proposed by GlobalNet with a company introduced by GlobalNet.

f)                All compensation contemplated by this Agreement is paid to GlobalNet.  My services are included in GlobalNet’s compensation and CorVu will not be obligated to me personally for any additional compensation.

4)             Utilization of additional GlobalNet resources:  It is understood that John Bohn will devote sufficient time, but not full time, to perform these services, and that other GlobalNet members will be called upon to support these efforts. Such additional support may be separately compensated as mutually agreed by GlobalNet and CorVu.

5)             Expenses:  All expenses incurred by GlobalNet in the  performance of its duties shall be paid by CorVu. CorVu agrees that CorVu’s professional, promotional and related expenses will continued to be paid by CorVu.

6)             Termination:

a)              GlobalNet may terminate this Agreement by written notice to Company that it does not wish to proceed with this engagement upon completion of GlobalNet’s due diligence, in which event GlobalNet shall be entitled only to the $50,000 initial engagement fee.  In such event, GlobalNet will issue a report to the  Company detailing its due diligence findings and its suggestions and recommendations respecting improving Company’s business opportunities and shareholder value, and commenting on such other matters as GlobalNet determines based on its due diligence.

b)             Either party may terminate GlobalNet’s consulting services being performed pursuant to this Agreement upon 60 days’ written notice.  In such event GlobalNet shall be entitled to all remuneration due and owing up to and including the date of termination, and thereafter the fees specified in Paragraphs 3(b), (c), and (d) per the provisions of Paragraph 3(e).  Further, for nominal, “follow-on” services subsequent to termination, GlobalNet shall continue to receive a monthly fee of $1,500 through the payment to be made on July 1, 2005, unless the parties otherwise mutually agree.

c)              CorVu agrees to indemnify and hold harmless GlobalNet and its officers, directors, employees and agents (“GlobalNet Indemnified Parties”) from claims against the GlobalNet Indemnified Parties arising out of any act or omission on the part of the CorVu Indemnified Parties.  GlobalNet agrees to indemnify and hold harmless CorVu and its officers, directors, employees and agents (“CorVu Indemnified Parties”) from claims against the CorVu Indemnified Parties arising out of any act or omission which are determined to result only from gross negligence or intentional wrongdoing on the part of GlobalNet Indemnified Parties.

d)             At all times during the period during which I serve as an officer and/or a member of its Board of Directors, CorVu agrees to maintain in full force and effect D&O insurance having a minimum limit of $3 million.

I understand that the company will not elect me to a position until our due diligence has been completed and GlobalNet has determined to proceed.  Karen Morgan and I look forward to getting started.

Sincerely,

GLOBALNET VENTURE PARTNERS, L.L.C.

By

/s/

John A. Bohn

John A. Bohn
Managing Member

cc:	John Stout
Karen Morgan

Agreed to, signed and dated:

CORVU CORPORATION

	By	/s/	Justin MacIntosh
Justin MacIntosh
Chairman and C.E.O

	Date:		6/19/2002